SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14 INFORMATION

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                          CAREER EDUCATION CORPORATION.
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                (Name of Registrant as Specified in Its Charter)

                                 BOSTIC R STEVEN
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter from Steve Bostic to the stockholders of Career Education
Corporation was first mailed to stockholders on or about April 24, 2006:

                                  STEVE BOSTIC
                                 Wachovia Plaza
                                 P.O. Box 31046
                            Sea Island, Georgia 31561

                                                                  April 24, 2006

Dear Fellow Stockholder,

Career Education Corporation (CEC) is at a crossroads. Its future direction will be determined by your vote at this year's Annual Meeting of stockholders. I am writing to ask for your support for our slate of director candidates - a slate dedicated to the transformational change that CEC desperately needs. I am convinced that without such change, the future of our investment in CEC is at risk. As the owner of over one million shares of CEC stock, my interests are clearly aligned with yours. I find the Company's current situation unacceptable, and am conducting this proxy solicitation, at great personal expense, to remedy it and to protect and enhance the value of CEC for all stockholders.

CEC's current board and management, led, and we believe dominated, by John Larson, CEC's Chairman, President and Chief Executive Officer, have failed to effectively respond to the challenges that CEC faces. This failed leadership has led to a loss of over $3.4 billion in market value since April of 2004 and a host of regulatory difficulties that have the potential, absent effective and immediate action, to further diminish the value of the CEC franchise. As a result of CEC's mismanagement, its estimated price to earnings multiple trails that of the average of its peers by 42% as reported by Bloomberg on 4/21/2006. The following table illustrates CEC's price to earnings multiple decline versus its peers over the past 2 years ending 3/31/2006.

            CEC vs. Peer Group P/E Ratios (Quarterly) - Last 2 Years

                         [GRAPHIC OMITTED - Line Chart]

CEC                     APOL                    COCO
Date         Pe Ratio   Date         Pe Ratio   Date         Pe Ratio
3/31/2004    42.2015    3/31/2004    55.5871    3/31/2004    37.5114
6/30/2004    30.5772    6/30/2004    51.3314    6/30/2004    27.337
9/30/2004    17.4417    9/30/2004    39.2353    9/30/2004    15.6744
12/31/2004   21.8579    12/31/2004   40.1542    12/31/2004   22.1706
3/31/2005    16.7122    3/31/2005    34.77      3/31/2005    18.7143
6/30/2005    16.6409    6/30/2005    33.4274    6/30/2005    16.8026
9/30/2005    15.2618    9/30/2005    26.8785    9/30/2005    19.5147
12/30/2005   14.5095    12/30/2005   22.8937    12/30/2005   20.2931
3/31/2006    16.2349    3/31/2006    18.8824    3/31/2006    24.8276

DV                                   EDMC       ESI
Date         Pe Ratio   Date         Pe Ratio   Date         Pe Ratio
3/31/2004    38.1646    3/31/2004    33.3298    3/31/2004    22.446
6/30/2004    33.439     6/30/2004    31.9029    6/30/2004    24.529
9/30/2004    30.4559    9/30/2004    24.6667    9/30/2004    20.8382
12/31/2004   31.5636    12/31/2004   27.9661    12/31/2004   24.6373
3/31/2005    36.3846    3/31/2005    21.5348    3/31/2005    23.8916
6/30/2005    45.0226    6/30/2005    24.8398    6/30/2005    24.9626
9/30/2005    37.9482    9/30/2005    22.5786    9/30/2005    21.8363
12/30/2005   35.5872    12/30/2005   22.0766    12/30/2005   25.1532
3/31/2006    40.516     3/31/2006    27.4063    3/31/2006    27.2553


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STRA
Date         Pe Ratio
3/31/2004    50.1974
6/30/2004    44.9879
9/30/2004    44.751
12/31/2004   40.0693
3/31/2005    38.8082
6/30/2005    28.5629
9/30/2005    30.2949
12/30/2005   28.7423
3/31/2006    31.3681

Source: Bloomberg


                               REGULATORY PROBLEMS

We believe the P/E decline relative to its peers is primarily attributable to CEC's many legal and regulatory problems. The carelessness which current management seems to bring to its regulatory obligations is evident even in its recent communications to you. In his April 18th letter, Mr. Larson mentions the termination of an SEC investigation of the Company, the dismissal of a class action lawsuit and the Company's success in a suit against its California regulators as evidence of momentum! The Company is still facing investigations, inquiries or reviews by the U.S. Department of Education; the U.S. Department of Justice; the Texas Higher Education Coordinating Board; the Bureau of Consumer Protection of the Office of the Attorney General in Pennsylvania; the California Bureau for Private Postsecondary and Vocational Education (California Department of Consumer Affairs currently reviewing court decision halting action); the New Jersey Department of Labor and Workforce Development; and numerous lawsuits against the Company and certain members of its senior management brought by stockholders, current and former students, and employees.

                 AMERICAN INTERCONTINENTAL UNIVERSITY PROBATION

                                MUST BE RESOLVED

American Intercontinental University (AIU) is the Company's flagship division, and represents a substantial amount of the Company's pre-tax income and market capitalization. On December 6, 2005 AIU was placed on probation by the Southern Association of Colleges and Schools, or SACS, its accrediting body, and given a year to fix its problems or face the loss of its accreditation. Probation is SAC's "most serious sanction, short of loss of membership, and is imposed on an institution for failure to correct deficiencies or significant non-compliance."(1) Probation was imposed for numerous violations of SACS' Principles of Accreditation, including regulations relating to "integrity".

Among other findings, SACS determined that CEC was not in compliance with regulatory provisions relating to the "integrity of student academic records and accuracy in recruiting and admission practices". The portion of the SACS document that discusses "integrity" states:

            Integrity, essential to the purpose of higher education, functions as the basic contract defining the relationship between the
            Commission and each of its member institutions....Therefore, evidence of intentionally withholding information, deliberately providing inaccurate information to


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(1)   Commission on Colleges of SACS Disclosure Statement dated December 12,
      2005.


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            the public, or failing to provide timely and accurate information to the Commission will be seen as the lack of a full commitment to integrity and may result in the loss of membership in the Commission on Colleges.

We believe that a management team that would allow the Company's major asset to be put at risk in this manner is guilty of negligence at the very least, and that a board that would allow matters to progress to this point has failed its investors and is in need of new leadership. It is telling that only weeks prior to the announcement of AIU's probation, a Company spokesman indicated that "we have a great relationship with SACS. We have really built a great partnership..."

                          WE OFFER AN ALTERNATIVE PLAN

With the election of our nominees as a clear mandate from CEC's stockholders, we fully expect to gain the cooperation of our fellow independent directors in implementing the required changes in CEC's management policies and corporate organization. We have a clear vision for the Company, and specific plans to:

      o Promptly address and resolve the AIU accreditation and probation issues by establishing a climate of trust and academic integrity.

      o Design and implement an enterprise transformation plan to enhance the company's financial performance:

                  o Pursue programs and quality improvement processes to capitalize on the sizeable margin improvement opportunities available to the Company.

                  o Design and implement a team-based marketing, recruiting and enrollment model to improve student retention by 10,000 students annually.

                  o Retain a highly qualified curriculum consulting firm to redesign CEC's classroom and online education programs to both improve product quality and enhance student retention.

                  o Rationalize the Company's cost structure to bring it in line with the best in class of its industry peers.

We have the commitment, experience and ability needed to effect meaningful change at CEC. We only need your vote to make it a reality.

                                  OUR NOMINEES

Our nominees have demonstrated track records of leadership and success, and possess the unimpeachable integrity and commitment to effective corporate governance required to resolve AIU's accreditation problems and to help CEC navigate through its pending regulatory investigations and litigation. Our nominees are:

o Steve Bostic: From 1995 to 2001, Chairman and Chief Executive Officer of the holding company that owned AIU prior to its acquisition by CEC. As President and Chairman of the Board of AIU, he was directly involved in maintaining and expanding the scope of AIU's SACS accreditation. AIU was fully accredited by SACS during the entire period of his administration.


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o     James E. Copeland, Jr.: Mr. Copeland is the former Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu and currently sits on the board of directors of three public companies, Coca-Cola Enterprises Inc., ConocoPhillips and Equifax Inc. Since 2003, Mr. Copeland has been a Senior Fellow for Corporate Governance with the U.S. Chamber of Commerce.

o R. William Ide: Mr. Ide is a partner of the law firm McKenna Long & Aldridge. Mr. Ide currently sits on the board of directors of two public companies, AFC Enterprises and Albemarle Corporation. Mr. Ide was Counselor to the United States Olympic Committee, for whom he oversaw the investigation of allegations of malfeasance during the bid for the Salt Lake City Games and the development and implementation of the Committee's correction strategies. Mr. Ide also serves on the board of trustees of Clark-Atlanta University and is a former President of the American Bar Association.

                       THE FUTURE OF CEC IS IN YOUR HANDS.

Your vote in this election will decide whether "business as usual" will continue under the Larson regime, or whether the necessary changes will be made and the Company allowed to thrive under a revitalized board and leadership. We believe that the critical regulatory difficulties and litigation besetting the Company are directly attributable to the failures of the Larson management team. The board's failure to ensure that CEC is managed effectively and with academic integrity has put the entire Company in jeopardy.

                  VOTE TO PROTECT THE VALUE OF YOUR INVESTMENT

                SIGN, DATE AND RETURN YOUR BLUE PROXY CARD TODAY

Even if you have already returned a white management card, you have every right to change your vote by sending in a later-dated BLUE proxy. Only your latest dated proxy will count.

Thank you for your support.

Sincerely,

/s/ Steve Bostic
----------------
Steve Bostic

                                    IMPORTANT

If your shares are held in your own name, please sign, date and return the enclosed BLUE proxy card today. If your shares are held in "Street-Name," only your broker or bank can vote your shares and only upon your specific instructions. Please return the enclosed BLUE proxy card to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy is voted on your behalf.

Do not sign any White proxy card you may receive from CEC.

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:


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                           INNISFREE M&A INCORPORATED

                            TOLL-FREE: (877) 750-9499

                 Banks and Brokers call collect: (212) 750-5833

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. BOSTIC AND HIS NOMINEES FROM THE STOCKHOLDERS OF CAREER EDUCATION CORPORATION FOR USE AT ITS ANNUAL MEETING (A) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF CAREER EDUCATION CORPORATION AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, YOU MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT (WHEN IT IS AVAILABLE) BY CONTACTING OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED.

PARTICIPANT INFORMATION:

MR. BOSTIC HAS AN INTEREST IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2006 ANNUAL MEETING OF CAREER EDUCATION CORPORATION ARISING FROM HIS BENEFICIAL OWNERSHIP OF THE COMMON STOCK OF CAREER EDUCATION CORPORATION. MR. BOSTIC IS THE BENEFICIAL OWNER OF 1,081,340 SHARES OF CAREER EDUCATION CORPORATION'S COMMON STOCK.







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